UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 11, 2007

American Superconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19672	04-2959321
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Technology Drive, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 836-4200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On June 11, 2007, David A. Henry accepted an offer to join American Superconductor Corporation (the “Company”) as Senior Vice President, Chief Financial Officer and Treasurer. It is expected that Mr. Henry will commence employment with the Company on or about July 9, 2007. On June 11, 2007, the Board of Directors of the Company elected Mr. Henry as Senior Vice President, Chief Financial Officer and Treasurer, contingent upon and effective upon Mr. Henry’s commencement of employment with the Company. In addition, the Board of Directors approved the following compensation arrangements with Mr. Henry, contingent upon and effective upon his commencement of employment:

•	an annual base salary of $250,000 and an annual target bonus of 40% of his base salary;

•	the issuance of 3,000 unrestricted shares of common stock;

•	the issuance of 55,000 restricted shares of common stock, which vest based on a combination of performance-based conditions and the passage of time;

•	the grant of an option for 90,000 shares of common stock, which vests three years from the date of grant;

•

the execution of a severance agreement that provides for the continuation of Mr. Henry’s base salary and employee benefits for a period of 18 months following employment termination in the event that Mr. Henry’s employment is terminated (1) by the Company without Cause in the absence of a Change in Control of the Company or (2) by the Company without Cause or by Mr. Henry for Good Reason following a Change in Control of the Company (each term as defined in the severance agreement).

Mr. Henry, age 45, has nearly 25 years of finance and accounting experience, including more than a dozen years of management experience at public companies. Since 2004, he has served as chief financial officer of AMIS Holdings, Inc., the parent company of AMI Semiconductor, a manufacturer of custom analog and mixed signal semiconductor solutions for the automotive, medical and industrial markets. For the previous seven years, he held senior finance roles at Fairchild Semiconductor International, a provider of high-performance power semiconductor products. Mr. Henry also previously served as a finance director at National Semiconductor Corporation. He earned a Bachelor of Science degree in Business Administration from University of California, Berkeley and an M.B.A. from Santa Clara University.

(b) On June 12, 2007, Thomas M. Rosa, Vice President, Chief Financial Officer and Treasurer of the Company, notified the Company that he will be resigning effective July 9, 2007 to pursue other business opportunities. It is expected that Mr. Rosa will consult with the Company for a brief period of time after his resignation to help with the transition to a new Chief

Financial Officer. Mr. Rosa’s resignation is not due to any disagreement between Mr. Rosa and the Company regarding any matter relating to the Company’s operations, policies or practices.

(e) On June 11, 2007, the Compensation Committee (the “Committee”) of the Board of Directors, as well as the Board of Directors, of the Company approved an executive incentive plan for the Company’s fiscal year ending March 31, 2008 (fiscal 2007). Participants in the plan include the Company’s Chief Executive Officer and all other executive officers. The Committee is responsible for determining the payout under the plan to each executive officer except the Chief Executive Officer. The Board of Directors of the Company determines the payout under the plan for the Chief Executive Officer, taking into account the recommendation received from the Committee.

Pursuant to the plan, the Committee designated for each executive officer a target cash incentive amount, expressed as a percentage of the officer’s base salary. In establishing these targets, the Committee took into account for each officer the level of total compensation including base salary, cash incentive and equity paid by similar companies for comparable positions based on market data compiled by external consulting firms.

The amount of the incentive award actually paid to each executive officer may be less than or greater than the executive’s target cash incentive with the amount capped at 156% of the target incentive. Individual incentive awards will be determined following the end of fiscal 2007 based on the following factors and their corresponding weightings:

•	the Company’s net income for fiscal 2007 as compared to the target established by the Committee – 40%

•

the executive’s achievement of individual, measurable objectives during fiscal 2007 as determined by the Committee for all executives with the exception of the Chief Executive Officer, who is evaluated by the Board of Directors – 40%

•	the executive’s overall contribution during fiscal 2007 towards the achievement of the Company’s financial and non-financial objectives – 20%

The following table sets forth each current executive officer’s target cash incentive for fiscal 2007.

Executive Officer	Title	Target Incentive

Gregory J. Yurek	Chief Executive Officer and President	$260,000

Charles W. Stankiewicz	Executive Vice President, AMSC Power Systems	$130,000

Terry M. Winter	Executive Vice President, Operations and Secretary	$120,000

Alexis P. Malozemoff	Executive Vice President & Chief Technical Officer	$79,415

Angelo R. Santamaria	VP, General Manager, AMSC Superconductors	$78,000

David A. Henry	SVP, Chief Financial Officer and Treasurer	$100,000*

*	Target bonus will be pro-rated for portion of fiscal 2007 in which Mr. Henry is employed by the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: June 14, 2007

By:  /s/ Gregory J. Yurek

        Gregory J. Yurek

        President and Chief Executive Officer